EXHIBIT 4.5


                                 AUTHORISZOR INC
                                  Windsor House
                                  Cornwall Road
                                    Harrogate
                             North Yorkshire HG1 2PW
                                Tel: 01423 730300
                                Fax: 01423 730301


                                                                6th January 2000
Mr. R.P. Jeffcock
Apartment B42
Roc Fleuri
1 Rue du Tenao
MC98000 Monaco


Dear Mr. Jeffcock

You currently have an option (the "Option") to purchase 200,000 shares (the "Shares") in Authoriszor Inc. (the "Company") at a price of $1.00 at any time up to 1st January 2001.

The Company is negotiating to place shares to raise $10 - $15 million, but this is likely to take some time to complete. It would be in the best interests of the Company to have some working capital now; accordingly the Board has authorized me to approach certain warrant and option holders to invite them to subscribe for their entitlement to shares of Company common stock at a discount of one-third to the issue price provided that such options are exercised in full no later than the later of 31st January 2000 or five (5) business days after the filing of the Registration Statement (as hereinafter defined). In your case, this would mean subscribing for 200,000 Shares at an exercise price of 66.66 cents per share instead of $1.00.

The  Company  contemplates  filing  a  Form  S-8  registration   statement  (the
"Registration Statement") covering, inter alia, the issuance of the Shares. Promptly after the filing of the Registration Statement, the Company will send you an Executive Summary relating, inter alia, to the Stock Option Agreement with respect to the Option. The Executive Summary serves as a Prospectus under the Registration Statement. You are urged not to exercise the Option until after you have received the Executive Summary and had an opportunity to carefully read the Executive Summary.

If you desire to exercise your Option at the reduced exercise price pursuant to the terms set forth herein, please sign the enclosed copy of this letter and effect a telegraphic transfer for $133,336 to the Company's account at Comerica Bank, 1300 North Park Center, Dallas, Texas 75265-0282; ABA No.: 111000753; Account Name: Toucan Gold Corporation; Account No: 1880416886; in full payment for the issue of 200,000 shares of Company common stock.

Yours sincerely,


/s/ R.P. Jeffcock
------------------
R.P. JEFFCOCK

To:      Robert Jeffcock
         Chief Executive Officer
         Authoriszor Inc.

I refer to your letter of 6th January 2000 and confirm agreement to exercising my Option in full on the above terms. I have arranged for a telegraphic transfer of $133,336 to Authoriszor Inc.'s account, as detailed above.



-----------------------
R.P. JEFFCOCK